Exhibit 10.19

EXECUTION VERSION

CONFIDENTIAL

BINDING TERM SHEET

FOR A COMMERCIALIZATION AND COLLABORATION AGREEMENT

BETWEEN
CARRIER CORPORATION AND
CAMT CLIMATE SOLUTIONS LTD

This binding term sheet (the “Term Sheet”), dated as of January 7, 2024, summarizes the principal terms of a proposed commercial collaboration (the “Proposed Collaboration”) between Carrier Corporation (“Carrier”) and CAMT Climate Solutions, Ltd (“CAMT”) (each a “Party” and collectively, the “Parties”).

Following the execution and delivery of this Term Sheet, the Parties will negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, a definitive agreement with respect to the Proposed Collaboration (the “Agreement”) and such other appropriate documentation as may be necessary or advisable in connection herewith, containing the terms set forth in or contemplated by this Term Sheet and such other provisions as may be customary for transactions of this type and mutually agreed by the Parties. This Term Sheet shall be governed in all respects by the laws of the State of Delaware, without reference to its conflict of laws principles.

I. Commercial Arrangement

1. Overview	The Parties intend to explore (a) the development of a system that incorporates AirJoule Technology (as defined in Addendum 1) into HVAC equipment, whether on a retrofitted or fully integrated basis (such integrated systems, “Products”), and (b) the viability of commercialization of Products ((a) and (b), collectively, the “Collaboration”). For purposes of this Term Sheet, (i) “HVAC” means residential and commercial HVAC systems, provided that for proposed installations where the tonnage exceeds 100 tons, the Parties will discuss in good faith whether Carrier has the capacity to fulfill the opportunity and if not, then MT shall be free to pursue those opportunities itself and (ii) “commercialize” or “commercialization” means business-to-consumer transactions (i.e., where Carrier is the original equipment manufacturer of HVAC systems for sale to Carrier’s customers and end users).

2. Non-Exclusivity [1]

Carrier shall have a non-exclusive right to commercialize the Products, subject to exclusively sourcing primary components of AirJoule Technology from CAMT or CAMT’s affiliates, in the Non-Exclusivity Territory (as defined in Addendum 3) for a period of three (3) years commencing on the date of commercialization of Products by Carrier (the “Non-Exclusivity Term”). In addition, after the effective date of this Term Sheet until the conclusion of the Non-Exclusivity Term, CAMT undertakes not to enter into any exclusive license of the AirJoule technology with a third party in the field of HVAC in the Non-Exclusivity Territory.

Subject to CAMT’s continued accomplishment of development milestones to be set forth in the Agreement, Carrier shall not collaborate with any party other than CAMT or CAMT’s affiliates with respect to the development of any technology comprising the Key Components during the Term, except as the Parties may otherwise mutually agree. Key Components shall mean the components of the AirJoule Technology that are proprietary to MT, including specially-designed MOF-coated contactors, vacuum compressors, air pumps and water vapor vacuum condensers.

3. Development	A joint development committee (“JDC”) will have responsibility for directing the development of Products, with a focus on integrating AirJoule Technology with Carrier’s HVAC equipment. The JDC will be comprised of an equal number of members designated by each of the Parties and initially shall include at least Jeromy Jenks and Pete McGrail, and members designated by Carrier. The JDC will meet at least quarterly, with reasonable and customary terms on its duties and powers and the operational requirements governing the function of such committee, as to be further specified in the Agreement.

[1]	Subject to approval of CAMT.

4. Production and Commercialization

CAMT will have sole responsibility, directly or via its affiliates for the supply of AirJoule Technology modules, or components of modules, for use in Products. CAMT will devote, during the Non-Exclusivity Term, HVAC-related production capacity sufficient to sustain manufacturing levels for Products and provide priority access, during the Non-Exclusivity Term, to CAMT’s HVAC-related production capacity, in each case as to be further specified in the Agreement.

Carrier will be solely responsible for retrofitting or integrating such AirJoule Technology modules or components thereof in the finished Products.

Carrier will have sole responsibility for providing marketing, sales distribution, support and repair services with respect to the Products, including for booking and accounting. All marketing and technical performance data in connection with the Products shall be shared between Carrier and CAMT to the full extent permissible by applicable law. Notwithstanding the foregoing, Carrier shall have sole responsibility for all customer-facing services, including customer support.

5. Supply Agreements

The Agreement, and any statement of work entered into pursuant thereto, will set forth certain pre-agreed principles regarding one or more potential long-term supply agreements between Carrier and CAMT (or its designated affiliate) with respect to the supply of the AirJoule Technology modules or components thereof. Upon either Party’s request at any time during the Term, Carrier and CAMT (or its designated affiliate) will negotiate in good faith and enter into a definitive supply agreement.

Carrier acknowledges and agrees that its sole supplier of AirJoule Technology modules or components thereof in the Non-Exclusivity Territory, in accordance with the Key Components Plan (as set forth in Addendum 2) and as further specified in the Agreement, will be CAMT. The Agreement will include reasonable commercial protections for Carrier in the event of any supply interruptions or solvency issues that would have a material adverse effect on Carrier’s ability to commercialize Products.

6. Branding	Products shall be branded with a trademark owned by Carrier. Carrier agrees that, at CAMT’s election, the Products will include an “AirJoule Technology” name plate on the AirJoule Technology module or component of the Products. Carrier further agrees to mention, using branding provided by CAMT or its designated affiliate, in its product brochures, websites, marketing, sales, product and other applicable materials that its products include AirJoule technology when directed to products including AirJoule Technology. Carrier and CAMT shall retain exclusive ownership of their respective trademarks and associated goodwill.

7. Intellectual Property

Ownership and cross-licensing of the Parties’ respective background intellectual property shall be provided in the Agreement in a manner customary for collaborations of this type and as necessary for the sale, servicing and maintenance of finished Products. For the avoidance of doubt, each Party retains ownership to its owned background intellectual property. The Parties agree that all foreground intellectual property whether solely derived by either Party within the scope of the Collaboration or jointly developed by the Parties, will be owned (i) if in Carrier’s Field of Use, by Carrier and (ii) if in CAMT’s Field of Use, by CAMT. Each Party will grant the other Party a license for use of its foreground intellectual property for use in the other Party’s Field of Use. Such intellectual property will be exclusive to each Party with respect to such Party’s Field of Use, even after expiration of the Agreement. The Parties hereby confirm that Carrier’s Field of Use is HVAC and CAMT’s Field of Use is all fields other than HVAC, including water capture (i.e., harvesting water from atmospheric air using a sorbent).

8. Term

Unless terminated earlier, the term of the Agreement would commence on the effective date thereof and last for a period of three (3) years from commencement of the Non-Exclusivity Term (the “Original Term”). Upon mutual agreement of the Parties, the Agreement may be extended for an additional two (2) year period immediately following the Original Term and for consecutive one (1) year periods thereafter, in each case except as terminated earlier (each, a “Renewal Term” and, together with the Original Term, the “Term”).

9. Termination

Each Party would have the right to terminate the Agreement with 90 days’ prior notice for, among other things, (i) the other Party’s uncured material breach, subject to good faith dispute resolution, (ii) the other Party’s insolvency, (iii) a Party’s change of control to a competitor of the other Party, (iv) the Parties’ failure to enter into a supply agreement within a to-be-agreed timeframe, (v) failure to meet certain to-be-agreed milestones or (vi) conclusion by the JDC that no viable solution for the Products that can be commercialized (whether from a technology or price point standpoint).

10. Assignment

CAMT shall be permitted to assign the Agreement, or any statement of work or supply agreement, and any of its rights or responsibilities under any of the foregoing, to any of its current or future affiliates with Carrier’s prior written consent.

11. Confidentiality

The Agreement will set forth customary obligations of confidentiality with respect to confidential information disclosed in connection with the Proposed Collaboration. This Term Sheet and any information disclosed hereunder shall be accorded confidentiality protection as provided in Addendum 4.

12. Public Disclosure

Except as may be required by applicable laws, neither Party will make any public statements or communications to the public, the press or any third party (other than its wholly-owned subsidiaries, officers, employees, accountants, attorneys and agents whose duties require them to have access to such information) regarding the existence or content of this Term Sheet without the other Party’s prior written consent.

13. Other Terms	The Agreement would include other terms and conditions reasonable and customary in agreements of this type, such as representations and warranties, confidentiality, indemnification, change of control, effect of failure to meet to-be-agreed development/production/sales milestones, etc.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Term Sheet effective as of the date first set forth above.

CAMT CLIMATE SOLUTIONS, LTD

By:	[_________]
Name:	[ ]
Title:	[ ]

Carrier corporation

By:	[_________]
Name:	[ ]
Title:	[ ]

[Signature Page to Term Sheet for a Commercialization and Collaboration Agreement]

ADDENDUM 1

AIRJOULE TECHNOLOGY

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ADDENDUM 2

KEY COMPONENTS PLAN

MOF coating developments made with the help of BASF and GE have allowed us to be able to utilize existing microchannel heat exchangers with only a slight modification to tooling to make our contactors.  This means that we do not have to invest in the capex to build our own unique contactors. We can source at low cost from high volume MCHX manufacturers and coat them with MOF in our partnerships with BASF, CATL, and GE. Three other components of our system were specially designed to operate under vacuum: our unique air purge pump, vacuum compressor, and optimized condenser. These can be built by existing manufacturers, so we can source these as well from high volume producers. For example, our vacuum compressor can be sourced from those scroll compressor and motor factories whose businesses would likely be impacted because the need for their existing refrigerant compressors is expected to be diminished as the AirJoule technology replaces them. Under our Key Components Plan, these Tier 1 and Tier 2 manufacturers can repurpose their people, equipment, etc. The same goes for our optimized condenser, which can be produced by brazed plate heat exchanger manufacturers with simple changes to tooling to make our proprietary design. Even though the remaining components are specifically designed around our key components, they are either off-the-shelf or are molded, fabricated, or otherwise built to a specific form factor for the final system in each application. There are dozens of form factors currently being built and installed by the HVAC OEMs.

The Key Components Plan puts our focus (and expertise) on the primary components: MOF-Coated Contactors (MCHX); Air Purge Pump, Vacuum Compressor, and Vacuum Condenser. See below slides.

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As a result of this KCP, under a manufacturing, supply, distribution, and IP Agreement, engineers that exist at the HVAC OEMs can design around key components. Under such agreements, OEMs will be required to use the AirJoule trademark, source the key components solely from MT and or CAMT, license our IP, and connect MT and CAMT through IoT to every AirJoule installed so that we can track data that can help us measure the carbon reduction impact and water production output to possibly monetize credits. The OEMs can make or source the commodity components and assemble, certify, install, service, and maintain the finished systems. This Key Components Plan:

1.	Provides a substantially simpler launch for MT and CAMT

2.	Lowers the initial capital, facilities, and personnel requirements for MT and CAMT

3.	Substantially de-risks MT and CAMT launch and ongoing business growth

4.	Accelerates MT and CAMT growth significantly because it gets the OEMs working on their own form factors in parallel, rather than having to rely on MT and CAMT in sequence

5.	Generates many times higher top line revenue for MT and CAMT because of the accelerated growth, despite per unit revenues being reduced

6.	Allows good margins on Key Components (no margin-stacking on the other components)

7.	Accelerates CO2 emission reduction impact of the AirJoule technology around the world

8.	Allows parallel market penetration by selected HVAC OEMs

9.	Allows the OEMs to re-purpose their people, facilities, equipment, etc.

10.	Leverages the existing HVAC OEMs’ facilities, distribution, personnel, warranties, etc

11.	Creates a win-win-win scenario that mitigates the incentive for OEMs to infringe…they become partners, not competitors.

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ADDENDUM 3

NON-EXCLUSIVITY TERRITORY

●	Europe (the European Union, the European Economic Area, their respective member states, Albania, Bailiwick of Jersey, Bailiwick of Guernsey, Belarus, Bosnia and Herzegovina, British Overseas Territory on the Isle of Cyprus, Faroe Islands, Gibraltar, Greenland, Kosovo, Principality of Andorra, Montenegro, Moldova, Principality of Monaco, Republic of North Macedonia, San Marino, Serbia, the Sovereign Base Areas of Akrotiri and Dhekelia, Vatican City State, Ukraine inclusive of Crimea, Switzerland, Turkey and the United Kingdom)

●	India

●	Middle East (Saudi Arabia, Kuwait, Qatar, UAE, Bahrain, Egypt, Turkey, Oman)

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ADDENDUM 4

CONFIDENTIALITY

Each Party shall:

a) use the Confidential Information (as defined below) solely for communications, discussions, evaluations or negotiations between the Parties in connection with the Proposed Collaboration (the “Purpose”) and shall not commercially exploit any part of the Confidential Information;

b) hold the Confidential Information in confidence and protect the Confidential Information from loss or unauthorized disclosure or use by using the same degree of care as it uses to protect its own confidential or proprietary information of a similar nature, but not less than a reasonable degree of care; this includes the provision and maintenance of adequate and necessary entrance and access measures for rooms, containers, IT systems, data carriers and other information media in, or on, which Confidential Information is provided, stored or maintained, and the implementation of appropriate instruction for and the execution of confidentiality agreements with those persons, who are entitled to access and use Confidential Information for the Purpose;

c) not copy or extract or summarize any Confidential Information in any manner or form whatsoever except to the extent reasonably required for the Purpose. Any copies or extracts or summaries of any Confidential Information shall remain the sole and exclusive property of Discloser (as defined below) and shall contain all confidential or proprietary notices or legends which may appear on the original, unless otherwise authorized in writing by Discloser;

d) not disassemble, deconstruct, decompile, reverse engineer or create any derivative work from any part of the Confidential Information, including but not limited to any samples, or permit or cause any person or entity to do so;

e) not use or incorporate any of the Confidential Information into any patent application or other claim of intellectual property rights at any time;

f) promptly notify Discloser in writing upon the discovery of any loss or unauthorized disclosure or use of Confidential Information and shall fully cooperate at its own expense with Discloser in investigating and remediating the same;

g) disclose Confidential Information only to those affiliates and its and their representatives who (i) have a specific need to know such Confidential Information in relation to the Purpose, (ii) are fully informed of its confidential and non-public nature and the terms and restrictions of the Term Sheet and (iii) are contractually or otherwise legally bound to terms and restrictions at least as strict as the terms and restrictions of the Term Sheet; and

h) disclose the Term Sheet and related information thereto only to service providers or external legal consultants for the undertaking of administrative purposes or legal consultancy provided that (i) the service providers or external legal consultants will be obliged by the respective Party to confidentiality and (ii) that the respective Party shall be liable for any breach of the Term Sheet by such parties as if the breach has been caused by the respective Party itself.

“Confidential Information” means all information, data and samples (such as product samples, material, software or equipment), regardless of any general description of the subject matter of such samples in public available documents, that are disclosed by a Party or any of its affiliates or representatives to another Party or any of its affiliates or representatives in connection with the Term Sheet or the Proposed Collaboration, whether or not marked or identified as confidential and regardless of the manner in which it is delivered, disclosed or furnished. The existence, nature and status of the dealings between the Parties or any affiliates in connection with the Term Sheet or the Proposed Collaboration will be considered Confidential Information.

“Discloser” means a Party or any of its affiliates disclosing Confidential Information to another Party or any of its affiliates or representatives, as the case may be.

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